                                                                    EXHIBIT 16.1

                        [ARTHUR ANDERSEN LLP LETTERHEAD]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

May 16, 2002

Dear Sir/Madam:

We have read the four paragraphs contained in Item 4 included in the Form 8-K dated May 16, 2002 of Wells Real Estate Fund X, L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP


CC: Mr. Doug Williams, Senior Vice President Finance & Accounting
    Wells Real Estate Funds